Exhibit 5


                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                    A Limited Liability Partnership Including
                            Professional Corporations
                              125 West 55th Street
                             New York, NY 10019-5389





                                                              September 29, 1998



Warwick Valley Telephone Company
47-49 Main Street
Warwick, New York 10990

Ladies and Gentlemen:

     We have acted as counsel for Warwick Valley Telephone Company (the "Company") in connection with the proposed issuance of 266,232 shares of the Company's Common Stock, no par value (the "Stock"), pursuant to The Warwick Valley Telephone Company Savings Plan for Management Employees, The WVTEA 401(k) Plan and The IBEW 401(k) Plan (the "Plans") and the registration of such Stock under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement").

     In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

     Upon the basis of the foregoing examination and subject to the limitations contained herein, we are of the opinion that the Stock will be validly authorized and legally issued:

          (a) when the Registration Statement shall have become and remain effective for the purpose of the issue and sale of the Stock; and


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          (b) when the  certificates  for the Stock  have  been  duly  executed, countersigned, registered and delivered in accordance with the provisions of the Plans and the consideration therefor provided for in the Plans has been received by the Company.

     This opinion is rendered under and limited to the laws of the State of New York and the federal law of the United States. We draw your attention to the fact that under the order dated January 27, 1998 the New York State Public Service Commission placed certain restrictions on the use of the proceeds from the offering of the Stock, included among which was the restriction that the proceeds be placed in a special fund and applied toward moneys expended or expenditures incurred for certain specified purposes.

     We consent to the filing of this opinion with and as a part of the Registration Statement and to the use of our name therein under the caption "Interests of Named Experts and Counsel."

                                              Very truly yours,

                                              LeBoeuf, Lamb, Greene
                                                & MacRae, L.L.P.